Exhibit 99.1

ALLERGAN BOARD OF DIRECTORS ANNOUNCES DEPARTURE OF

PRESIDENT F. MICHAEL BALL; CHAIRMAN OF THE BOARD AND

CHIEF EXECUTIVE OFFICER DAVID E.I. PYOTT RESUMES ROLE AS PRESIDENT

(IRVINE, Calif., March 7, 2011) — Allergan, Inc. (NYSE: AGN) today announced that its Board of Directors has reappointed David E.I. Pyott as President. Mr. Pyott will also continue to serve Allergan in his current roles as Chairman of the Board and Chief Executive Officer. Mr. Pyott’s role as President succeeds the duties performed by F. Michael Ball, who has accepted the position of Chief Executive Officer of Hospira, Inc., a specialty pharmaceutical and medication delivery company based in Lake Forest, Illinois. Mr. Pyott’s role as President will be effective March 27, 2011, which coincides with Mr. Ball’s departure from Allergan.

“Mike has continuously made significant contributions to the success of Allergan during his 16 years of service and has been a key partner since I arrived in January 1998,” said Mr. Pyott. “His appointment as Chief Executive Officer of Hospira is a testament to his many skills and his leadership capabilities. We wish him much success in the next stage of his career.”

With Mr. Pyott expanding his role as President, the new organizational structure will allow for a seamless management transition and continuity in execution of Allergan’s established strategies and will eliminate an organizational layer, reflecting Allergan’s belief in a lean and efficient business model. Additionally, the new structure will allow Mr. Pyott – who previously served Allergan in the role of President from 1998 until 2006 – to invest more of his efforts in the development of the strong bench of Allergan leaders and their teams.

“The decision to create direct reporting lines between Mr. Pyott and Allergan’s commercial leaders, who have been with the Company for decades and are responsible for the largest businesses, supports our commitment to talent development and succession planning, providing opportunities that will advance our next generation of leaders,” said Scott Sherman, Allergan’s Executive Vice President, Human Resources. “This structure will allow them to continue to grow and apply their skill sets on a higher management level, while encouraging them to add even greater value to the Company, our customers, patients, stockholders and employees.”

Mr. Pyott’s role as President is not an interim position as Allergan does not currently plan to name a new President.

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Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Mr. Sherman. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and medical device market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-

looking statements except as required by law. Additional information concerning these and other risk factors can be found in Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2010 Form 10-K. Additional information about Allergan is available on the World Wide Web at www.Allergan.com or you can contact the Allergan Investor Relations department by calling (714) 246-4636.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have more than 9,000 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including ophthalmology, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention and urologics, Allergan is proud to celebrate 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work.

Allergan, Inc.

Jim Hindman, (714) 246-4636 (investors)

Joann Bradley, (714) 246-4766 (investors)

David Nakasone, (714) 246- 6376 (investors)

Caroline Van Hove, (714) 246-5134 (media)